Exhibit 10.6h

Execution Copy

SIXTH AMENDMENT

TO

TERM LOAN AGREEMENT

THIS SIXTH AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of June 18, 2013 is by and between SolarCity Corporation, a Delaware corporation (the “Borrower”) and U.S. Bank National Association (the “Bank”) as a Sixth Amendment to that certain Term Loan Agreement dated as of January 24, 2011 (as amended by the First Amendment to Term Loan and Security Agreement dated as of May 1, 2011, and as further amended by a letter dated as of October 19, 2011, by the Third Amendment to Term Loan Agreement dated as of March 6, 2012, the Fourth Amendment and Waiver to Term Loan Agreement dated as of June 28, 2012, and the Fifth Amendment Waiver to Term Loan Agreement dated as of October 12, 2012, as further amended by a letter dated as of May 9, 2013, and as may further amended, modified or supplemented from time to time, the “Loan Agreement”) between the Bank and the Borrower. Capitalized terms that are not otherwise defined herein shall have their defined meaning under the Loan Agreement.

W I T N E S S E T H

WHEREAS, pursuant to the Loan Agreement, the Bank made available to the Borrower a term loan facility in an amount not to exceed Seven Million Dollars ($7,000,000.00);

WHEREAS, the Borrower has requested that the Bank amend certain provisions of the Loan Agreement and the Bank is willing to make such amendments to the Loan Agreement, in accordance with and subject to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the undersigned hereby agree as follows:

ARTICLE I

AMENDMENTS TO LOAN AGREEMENT

1.1 New Definitions. The following definitions are hereby added to Section 1 of the Loan Agreement in the appropriate alphabetical order:

““Amendment Effective Date” means June 18, 2013.”

““Convertible Notes” means the notes issued under the Indenture.”

““Indenture” means the indenture executed by Borrower, together with one or more supplemental indentures, pursuant to which the Borrower may issue to certain underwriters for resale, securities which provide for the conversion of Indebtedness into Equity Interests of the Borrower, cash or a combination thereof.”

““Indenture Documents” means, collectively, the Indenture, the Convertible Notes and any document or agreement pertaining to any rights of any holders of the Convertible Notes.”

““Permitted Convertible Indebtedness” means the Indebtedness of Borrower to under, and as defined in, the Indenture; provided that:

(i) such Indebtedness is unsecured;

(ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $345,000,000;

(iii) the scheduled maturity date of such Indebtedness occurs at least 365 days after February 1, 2015;

(iv) the interest rate per annum applicable to cash interest under the Indenture Documents does not exceed 5.00%; and

(v) the Indenture Documents do not include any financial covenant.”

““Share Lending Agreement” means the Share Lending Agreement to be entered into among the Borrower, one or more underwriters and an agent, providing for the lending by Borrower of shares of its common stock, par value $.001 per share, in connection with the issuance of the Permitted Convertible Indebtedness.”

1.2 Amendment to Section 1.

(a) The following definitions set forth in Section 1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

““Debt Service Coverage Ratio” means, for a given date of determination, with respect to Borrower, the ratio of: (a) for the trailing 12-month period then ending on the most recent fiscal quarter end available (i) EBITDA, less (ii) Maintenance Capital Expenditures, to (b) cash Interest Charges, for the trailing 12-month period then ending on the most recent fiscal quarter end available.”

““Permitted Indebtedness” means:

(a) all Indebtedness to the Bank;

(b) Indebtedness to parties other than the Bank (including as a guaranty or surety or pursuant to a contingent liability) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding;

(c) all other Indebtedness of the Borrower in existence as of the date of this Agreement and disclosed to the Bank on Schedule 2 attached hereto;

(d) Indebtedness incurred solely for the purpose of financing the acquisition of equipment (and any accessions, attachments, replacements or improvements thereon);

(e) Indebtedness incurred with respect to equipment leased to customers in the ordinary course of business, which Indebtedness is contemplated to be serviced by the related lease payment;

(f) guaranties of obligations of Borrower’s Subsidiaries;

(g) Indebtedness incurred under an inventory financing facility between the Borrower and Bank of America, as administrative agent, and the lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole book manager, in an aggregate amount not to exceed Sixty-Five Million Dollars ($65,000,000.00) at any one time outstanding, with a maturity no longer than eighteen (18) months;

(h) Indebtedness incurred under the Bank of America Credit Agreement; provided that the principal amount of such Indebtedness shall not exceed One Hundred Million Dollars ($100,000,000) at any time;

(i) other Indebtedness incurred for the acquisition or lease of vehicles (so long as the amount of the Indebtedness does not exceed the purchase price of the vehicles purchased with the proceeds thereof) and any refinancing of such other vehicle Indebtedness (so long as the amount of the Indebtedness is not increased in connection with such refinancing);

(j) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that (i) any Liens securing such Indebtedness do not at any time encumber any property, assets or revenues other than the property, assets or revenues financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value at the time of the acquisition, whichever is lower, of the property being acquired on the date of acquisition; provided, further, however, that the aggregate amount of all such Indebtedness of the Borrower at any one time outstanding shall not exceed Ten Million Dollars ($10,000,000);

(k) intercompany debt;

(l) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(m) obligations of reimbursement owed to the issuers of surety bonds (including, without limitation, payment and performance bonds, operation and maintenance bonds, contractor license bonds, bid bonds, energy broker bonds, prevailing wage bonds, sweepstake bonds, permit bonds, electrical license bonds, notary public bonds and other similar bonds) to the extent such surety bonds are procured in the ordinary course of business;

(n) Indebtedness evidenced in warrants issued by Borrower in connection with its Equity Interests and stock options in the Borrower, in each case issued in the ordinary course of business, so long as such Indebtedness is not for borrowed money;

(o) other unsecured Indebtedness not contemplated by the above provisions in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) at any time outstanding;

(p) Permitted Convertible Indebtedness; and

(q) extensions, refinancing, modifications, amendments and restatements of any item of Permitted Indebtedness described in (a) through (p) above.”

1.2 Amendment to Section 9.4. Section 9.4 of the Loan Agreement is hereby amended by replacing the period at the end of clause (i) thereof with the phrase “, and”, and by adding the following new clause (j) to the end of said Section 9.4:

“(j) to the extent it constitutes an extension of credit, the loan by the Borrower of shares of its common stock, par value $.001 per share, under the Share Lending Agreement.”

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions. This Amendment shall become effective as of the Amendment Effective Date upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Bank):

(a) Executed Amendment. The Bank shall have received a copy of this Amendment duly executed by the Borrower and the Bank.

(b) Default. No Default or Event of Default shall exist.

(c) Fee. The Borrower shall pay to the Bank a nonrefundable fee in the amount of Five Thousand Dollars ($5,000).

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. On and after the Amendment Effective Date, all references to the Loan Agreement in each of the Loan Documents shall hereafter mean the Loan Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Loan Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 Representations and Warranties of Borrower. The Borrower represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment, other than those which have been duly obtained.

(d) The representations and warranties set forth in Section 8 of the Loan Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

(e) Immediately before and after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) Neither the Indenture nor the Share Lending Agreement shall create a Lien on any Collateral held under the Security Documents. The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Bank which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Liens permitted under Section 9.6 of the Loan Agreement.

(g) The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims, and all of the Bank’s rights and remedies under the Loan Agreement are still in full force and effect.

3.3 Reaffirmation of Obligations. The Borrower hereby ratifies the Loan Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Loan Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4 Loan Document. This Amendment shall constitute a Loan Document under the terms of the Loan Agreement.

3.5 Fees and Expenses. The Borrower shall pay to the Bank the fee set forth in Section 2.1(c). The Borrower additionally agrees to pay all reasonable costs and expenses of the Bank in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Bank’s legal counsel.

3.6 Further Assurances. The Borrower agree to promptly take such action, upon the request of the Bank, as is necessary to carry out the intent of this Amendment.

3.7 Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

3.9 No Actions, Claims, Etc. As of the date hereof, the Borrower hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Bank or the Bank’s respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Loan Agreement on or prior to the date hereof.

3.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.5 and 11.7 of the Loan Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	SOLARCITY CORPORATION,
a Delaware corporation

	By:	/s/ B. Kelly
	Name:	Robert D. Kelly
	Title:	Chief Financial Officer

BANK:	U.S. BANK NATIONAL ASSOCIATION,
in its capacity as Bank

	By:	/s/ Cecilia Person
	Name:	Cecilia Person
	Title:	Vice President